                                 EXHIBIT 11.1


                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                            Three Months Ended       Nine Months Ended
                            ------------------       -----------------

                             July 2,     July 3,    July 2,       July 3,
                              1995        1994       1995          1994
                              ----        ----       ----          ----

Average shares outstanding   16,321      15,964     16,181        15,811

Net effect of dilutive stock
   options and warrants       1,118         511        747           863
                             ------      ------     ------        ------


Average common and common
 equivalent shares
 outstanding                 17,439      16,475     16,928        16,674
                            =======     =======    =======       =======


Net income                  $ 3,054     $   269    $ 8,238       $11,091
                            =======     =======    =======       =======

Net income per share        $  0.18     $  0.02    $  0.49       $  0.67
                            =======     =======    =======       =======
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